Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media: Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com	Investors: Carol Cox (858) 617-2020 carol.cox@carefusion.com

NEW MEDICAL TECHNOLOGY COMPANY CAREFUSION SPINS OFF FROM CARDINAL HEALTH, BEGINS TRADING ON NYSE

David L. Schlotterbeck Named Chairman, Michael Losh Named Presiding Director

SAN DIEGO, Sept. 1, 2009 – Cardinal Health today announced it has completed the spinoff of CareFusion Corp. (NYSE: CFN) through a pro rata distribution of approximately 81 percent of the shares of CareFusion common stock, launching it as an independent, publicly traded company.

“Our experienced management team and more than 15,000 employees begin today ready to serve our global customers as a new public company,” said David L. Schlotterbeck, chairman and CEO of CareFusion. “We have a track record of innovation and growth that we intend to make a hallmark of CareFusion for the future.”

CareFusion opens regular-way trading this morning on the New York Stock Exchange and will be included in the S&P 500 index. The new medical technology company is a leading provider of clinically proven products and services that help health care institutions worldwide measurably improve patient care.

Among other items, the CareFusion board of directors acted yesterday to name Schlotterbeck, 62, as chairman in addition to his existing CEO role, and Michael Losh, 63, as presiding director.

After the close of business yesterday, Cardinal Health distributed to its shareholders 0.5 shares of CareFusion common stock for each outstanding Cardinal Health common share held as of market close on Aug. 25. In addition, Cardinal Health retained approximately 41 million shares, which pursuant to the IRS private letter ruling for the spinoff, it is required to divest within five years. Including shares held by Cardinal Health, there are approximately 222 million shares of CareFusion common stock outstanding following the spinoff.

CareFusion products and services include some of the most recognized brands in health care, including Pyxis® automated dispensing systems, Alaris® IV pumps, ChloraPrep® for the reduction of surgical-site and catheter-related infections and V. Mueller® surgical instruments.

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CareFusion News

To commemorate the company’s launch, Schlotterbeck and the CareFusion management team will ring the opening bell at the New York Stock Exchange on Sept. 10.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA® and Pulmonetic Systems ventilation and respiratory products, ChloraPrep® and MedMined™ services for infection prevention, neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

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